Exhibit 99.1
                        SJW CORP. (NYSE: SJW) ANNOUNCES
                        SECOND QUARTER FINANCIAL RESULTS

               Board Declares Quarterly Dividend on Common Stock

      SAN JOSE, CA, July 26, 2007 - SJW Corp. (NYSE: SJW) today reported net income of $5,406,000 for the quarter ended June 30, 2007, or diluted earnings per common share of $0.29, compared to $6,471,000 or $0.35 per share for the same quarter in 2006.

     Operating revenue for the second quarter was $55,135,000 versus $47,873,000 for the same period in 2006, representing an increase of $7,262,000. Approximately $3,505,000 of the total revenue increase was attributable to increased customer demand, $2,282,000 was from cumulative rate increases, $1,086,000 was from new connections, and $389,000 was from other sources.

     Total water production costs for the second quarter of 2007, consisting of purchased water, energy and groundwater extraction charges increased $7,065,000. Of this increase in production costs, $3,164,000 was attributable to decreases in our surface water supply necessitating additional purchased water, $3,129,000 was due to higher customer demand and $772,000 was due to higher per unit costs for groundwater extraction, purchased water and energy. Overall, water production cost as a percentage of revenue increased from 36% in the second quarter of 2006 to 44% in the second quarter of 2007. The increase in the water production cost was the primary factor that produced operating income that compares unfavorably with a year ago.

     "In California we are in a period of below average rainfall and reduced supply of our lowest-cost water, which is surface water," said W. Richard Roth, President and Chief Executive Officer of SJW Corp. "The result is that in the second quarter compared to a year ago, we delivered more purchased water and groundwater, with their inherently higher costs. We believe our water resources in California, however, are adequate to address our customers' needs for the foreseeable future."

      He added, "We see the impact on our results from fluctuating water conditions in California as validation of our moves to diversify revenues, and we are pleased with the performance of our real estate portfolio businesses."

      Total quarterly maintenance expenses increased $672,000 in the second quarter of 2007 from 2006 due to $388,000 which is attributable to higher leak repairs and $165,000 in increased labor costs. Nonwater production cost increases include a depreciation expense increase of $386,000, administrative and general expense increase of $318,000, and taxes other than income and other increase of $108,000. Income tax expense decreased $710,000 in the second quarter of 2007 versus the second quarter of 2006.

     Year-to-date diluted earnings per common share were $0.41 compared to $0.58 for the same period in 2006. The decrease in year-to-date earnings was primarily due to the increase in water production costs which is attributable to the lack of surface water supply and the sale of nonutility property in the first quarter of 2006 which contributed approximately $0.08 per share to earnings.

     Year-to-date operating revenue increased $12,537,000 due to increased customer demand of $4,958,000, cumulative rate increases of $4,566,000, new customers of $2,451,000 and $562,000 from other sources.


     Year-to-date water production costs increased by $11,518,000 and were primarily attributable to $5,349,000 decreases in our surface water supply, $5,050,000 was due to higher customer demand and $1,119,000 was spent on higher costs for groundwater extraction, purchased water and energy. Nonwater production costs increased $3,166,000 and were primarily attributable to $1,159,000 in maintenance expenses, $1,017,000 in administrative and general costs, $809,000 in depreciation expense and $181,000 in taxes other than income and other expenses. Income tax expense decreased $1,198,000 for year-to-date.

     Other comprehensive loss of $539,000 and $1,889,000, net of tax, for the second quarter of 2007 and year-to-date, was due to a decrease in the market value of the investment in California Water Service Group.

     The Directors of SJW Corp. today declared a quarterly dividend on common stock of $0.15125 per share. The dividend is payable on September 1, 2007 to shareholders of record on August 6, 2007.

     SJW Corp. is a publicly traded holding company headquartered in San Jose, California. SJW Corp. is the parent company of San Jose Water Company, Canyon Lake Water Service Company and SJW Land Company. Together, San Jose Water Company and Canyon Lake Water Service Company provide regulated and nonregulated water service to more than one million people in San Jose, California and nearby communities and Canyon Lake, Texas. SJW Land Company owns and operates commercial buildings, has a majority interest in a real estate partnership, and has properties in the states of California, Florida, Connecticut, Texas, Arizona and Tennessee.


This press release may contain certain forward-looking statements including but not limited to statements relating to SJW Corp.'s plans, strategies, objectives, expectations and intentions, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Certain factors that may cause actual results, performance or achievements to materially differ are described in SJW Corp.'s most recent reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. SJW Corp. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.


                                   SJW Corp.
     Condensed Consolidated Statements of Income and Comprehensive Income
                                  (Unaudited)
          (thousands of dollars, except share and per share data)

                                       THREE MONTHS ENDED    SIX MONTHS ENDED
                                              JUNE 30             JUNE 30
                                         2007       2006       2007      2006
                                    -----------------------------------------
OPERATING REVENUE                     $55,135     47,873     94,152    81,615
OPERATING EXPENSE:
  Operation:
    Purchased water                    13,287     11,512     22,613    18,166
    Power                               2,264      1,162      3,176     1,722
    Groundwater extraction charge       8,555      4,367     12,121     6,504
                                    -----------------------------------------
    Total production costs             24,106     17,041     37,910    26,392

    Administrative and general          5,265      4,947     11,055    10,038
    Other                               3,628      3,715      7,249     7,375
  Maintenance                           2,995      2,323      5,787     4,628
  Taxes, other than income              1,574      1,379      3,156     2,849
  Depreciation & amortization           5,672      5,286     11,285    10,476
  Income taxes                          3,835      4,545      5,241     6,439
                                      ---------------------------------------
    Total operating expense            47,075     39,236     81,683    68,197
                                      ---------------------------------------
OPERATING INCOME                        8,060      8,637     12,469    13,418

Gain on sale of nonutility property,
  net of taxes of $1,056                    -          -          -     1,535
Interest on long-term debt
  and other                            (2,654)    (2,166)    (4,941)   (4,279)
                                      ---------------------------------------
NET INCOME                             $5,406      6,471      7,528    10,674
                                      =======================================
Other comprehensive income
  (loss), net                            (539)    (6,042)    (1,889)   (1,616)
                                      ---------------------------------------
COMPREHENSIVE INCOME                   $4,867        429      5,639     9,058
                                      =======================================

Earnings per share
   -Basic                               $0.30       0.35       0.41      0.58
   -Diluted                             $0.29       0.35       0.41      0.58

Dividend per share                      $0.15       0.14       0.30      0.28

Weighted average shares outstanding
  - Basic                          18,324,819 18,271,608 18,312,604 18,271,439
  - Diluted                        18,539,267 18,530,671 18,528,363 18,530,384


                                   SJW Corp.
                     Condensed Consolidated Balance Sheets
                                  (Unaudited)
            (thousands of dollars, except share and per share data)

                                                    June 30      December 31
                                                       2007             2006
                                                   -------------------------
ASSETS
UTILITY PLANT:
  Land                                             $  5,668            4,837
  Depreciable plant and equipment                   743,335          716,679
  Construction in progress                           15,864           10,863
  Intangible assets                                   8,040            8,040
                                                  --------------------------
     Total utility plant                            772,907          740,419
Less accumulated depreciation and amortization      245,930          234,173
                                                  --------------------------
     Net utility plant                              526,977          506,246
NONUTILITY PROPERTY:                                 88,010           43,868
Less accumulated depreciation and amortization        2,921            3,303
     Net nonutility property                         85,089           40,565
                                                  --------------------------
CURRENT ASSETS:
  Cash and cash equivalents                           5,693            3,788
  Accounts receivable and accrued
   unbilled utility revenue                          30,407           21,956
  Sale proceeds held in trust account                     -           31,261
  Prepaid expenses and other                          1,975            2,470
                                                  --------------------------
    Total current assets                             38,075           59,475
OTHER ASSETS:
  Investment in California Water Service Group       41,237           44,438
  Unamortized debt issuance and
    reacquisition costs                               3,310            3,220
  Regulatory assets                                  49,882           50,483
  Other                                               1,353            1,437
                                                  --------------------------
                                                     95,782           99,578
                                                  --------------------------
                                                   $745,923          705,864
                                                  ==========================
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
  Common stock                                     $  9,549            9,522
  Additional paid-in capital                         17,780           16,267
  Retained earnings                                 189,192          186,876
  Accumulated other comprehensive income             13,629           15,517
                                                  --------------------------
  Shareholders' equity                              230,150          228,182
  Long-term debt, less current portion              196,690          163,648
                                                  --------------------------
    Total capitalization                            426,840          391,830
CURRENT LIABILITIES:
  Line of credit                                      3,500           15,500
  Current portion of long-term debt                     613              485
  Accrued groundwater extraction charge and
    purchased water                                  11,265            4,244
  Purchased power                                     1,002              301
  Accounts payable                                    5,082            7,267
  Accrued interest                                    4,372            3,871
  Accrued taxes                                       3,312                -
  Other current liabilities                           5,400            5,578
                                                  --------------------------
  Total current liabilities                          34,546           37,246
DEFERRED INCOME TAXES AND CREDITS                    80,372           83,347
ADVANCES FOR CONSTRUCTION AND CONTRIBUTIONS
  IN AID OF CONSTRUCTION                            170,537          163,180
POSTRETIREMENT BENEFIT PLANS                         28,045           26,298
OTHER NONCURRENT LIABILITIES                          5,583            3,963
                                                  --------------------------
                                                   $745,923          705,864
                                                  ==========================